Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

SECOND QUARTER

2009 EARNINGS

Contact: Melissa Plaisance (925) 467-3136

Christiane Pelz (925) 467-3832

Pleasanton, CA – July 23, 2009

Results From Operations

Safeway Inc. today reported net income of $238.6 million ($0.57 per diluted share) for the second quarter of 2009 compared to net income of $234.3 million ($0.53 per diluted share) for the second quarter of 2008. Earnings in the second quarter of 2009 included a $57.8 million tax benefit ($0.14 per diluted share) from the resolution of a tax matter.

“In this challenging economic environment, we continue to focus on providing our customers with greater value by lowering everyday prices on items people buy most often and offering high quality private label brands,” said Steve Burd, Chairman, President and CEO.

“Investments in lower prices take time to gain sales traction. This is particularly true in today’s environment where our volume increases are more than offset by price investments, an unprecedented level of deflation in two of our largest categories and trading down,” continued Burd. “As a result, we anticipate soft identical-store sales for the remainder of the year and have reduced our earnings expectations accordingly. Nonetheless, our free cash flow expectations have not changed, giving us significant financial flexibility.”

Sales and Other Revenue

Total sales declined 6.5% to $9.5 billion in the second quarter of 2009 compared to $10.1 billion in the second quarter of 2008. This decline was the result of lower fuel sales (which was due primarily to lower fuel prices), a decline in the Canadian exchange rate and a 1.5% decline in identical-store sales for the quarter, excluding fuel.

Easter holiday sales occurred in the second quarter of 2009 and in the first quarter of 2008. After excluding the weeks affected by the shift in Easter holiday sales, identical-store sales for the quarter, excluding fuel, declined 2.2%.

Gross Profit

Gross profit increased 56 basis points to 28.87% of sales in the second quarter of 2009 compared to 28.31% of sales in the second quarter of 2008. Excluding the 99 basis point impact from fuel sales, gross profit declined 43 basis points. This decline was largely the result of investments in everyday price, partly offset by lower energy and LIFO expense.

Operating and Administrative Expense

Operating and administrative expense declined $39.7 million to $2,373.9 million in the second quarter of 2009 from $2,413.6 million in the second quarter of 2008. However, due to lower sales, operating and administrative expense increased 124 basis points to 25.09% of sales in the second quarter of 2009 from 23.85% of sales in the second quarter of 2008. Excluding the 89 basis point impact of lower fuel sales in the second quarter of 2009, operating and administrative expense increased 35 basis points. This increase was primarily the result of decreased sales leverage and increased pension expense.

Interest Expense

Interest expense declined to $77.2 million in the second quarter of 2009 from $81.7 million in the second quarter of 2008 due to lower average borrowings, partly offset by slightly higher average interest rates.

Income Tax Expense

Income tax expense was $45.1 million, or 15.9% of pre-tax income, in the second quarter of 2009. Income tax expense in the second quarter of 2008 was $137.6 million, or 37.0% of pre-tax income. The decline in the tax rate was due primarily to a benefit of $57.8 million from the favorable resolution of a tax matter.

24-Week Results

Net income for the first 24 weeks of 2009 was $382.8 million ($0.90 per diluted share) compared to $427.7 million ($0.97 per diluted share) in the first 24 weeks of 2008.

The gross profit margin was 28.80% in the first 24 weeks of 2009 compared to 28.55% for the first 24 weeks of 2008. Operating and administrative expense margin was 25.38% in the first 24 weeks of 2009 compared to 24.31% in the first 24 weeks of 2008.

Stock Repurchases

During the second quarter of 2009, Safeway purchased 9.5 million shares of its common stock at an average cost of $19.63 per share and a total cost of $185.8 million (including commissions). The remaining board authorization for stock repurchases at quarter-end was approximately $900 million.

Capital Expenditures

Safeway invested $202.1 million in capital expenditures in the second quarter of 2009. The company opened one new Lifestyle store, completed 36 Lifestyle remodels and closed three stores. For the year, the company expects to spend approximately $1.0 billion in capital expenditures, open about 10 new Lifestyle stores and complete approximately 90 Lifestyle remodels.

Cash Flow

Net cash flow provided by operating activities declined to $684.1 million in the first 24 weeks of 2009 from $712.9 million in the first 24 weeks of 2008. This was primarily due to lower pre-tax net income and an increase in cash used by working capital, partly offset by $160 million of income tax refunds.

Net cash flow used by investing activities declined to $461.2 million in the first 24 weeks of 2009 from $657.0 million in the first 24 weeks of 2008 because of reduced capital expenditures partly offset by lower proceeds from the sale of property.

Net cash flow used by financing activities increased to $392.8 million in the first 24 weeks of 2009 compared to $0.8 million in the first 24 weeks of 2008 due primarily to a net reduction in borrowings and increased stock repurchases.

Guidance

Safeway lowered earnings guidance for the year 2009 to $1.70 - $1.90 per diluted share and identical-store sales guidance, excluding fuel, to negative 1.0% to negative 1.7%. Safeway is maintaining free cash flow guidance for the year 2009 of $1.1 billion - $1.3 billion.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,735 stores in the United States and Canada. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing second-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 a.m. PT on July 23, 2009. Click on Webcast Events to access the call. A replay will be available via webcast for approximately one week following the conference call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, price investments, estimates of diluted earnings per share, identical-store sales, deflation, capital expenditures, free cash flow, financial and operating results, and Lifestyle stores. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth in our markets; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for new business ventures including Blackhawk Network Holdings, Inc. (“Blackhawk”); legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates and our ability to issue commercial paper or public debt or to borrow under our lines of credit as a result of current financial market conditions; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions; performance in new business ventures or other opportunities that we pursue, including Blackhawk; and the capital investment in and financial results from our Lifestyle stores. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	June 20, 2009	June 14, 2008	June 20, 2009	June 14, 2008
Sales and other revenue	$9,462.1	$10,120.0	$18,698.5	$20,118.8

Cost of goods sold	(6,730.6)	(7,254.8)	(13,314.1)	(14,375.3)

Gross profit	2,731.5	2,865.2	5,384.4	5,743.5

Operating and administrative expense	(2,373.9)	(2,413.6)	(4,745.3)	(4,890.0)

Operating profit	357.6	451.6	639.1	853.5

Interest expense	(77.2)	(81.7)	(155.4)	(166.2)

Other income, net	3.3	2.0	4.5	1.6

Income before income taxes	283.7	371.9	488.2	688.9

Income taxes	(45.1)	(137.6)	(105.4)	(261.2)

Net income	$238.6	$234.3	$382.8	$427.7

Basic earnings per share	$0.57	$0.54	$0.90	$0.98

Diluted earnings per share	$0.57	$0.53	$0.90	$0.97

Weighted average shares outstanding:
Basic	421.1	437.0	424.6	438.2

Diluted	422.3	440.3	425.7	441.6

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per-share amounts)

(Unaudited)

	June 20, 2009	Year-end 2008
ASSETS

Current assets:
Cash and equivalents	$219.4	$382.8
Receivables	442.0	515.1
Merchandise inventories	2,639.4	2,591.4
Prepaid expense and other current assets	314.9	254.6
Income taxes receivable	190.7	232.3

Total current assets	3,806.4	3,976.2

Total property, net	10,428.7	10,643.1

Goodwill	2,392.1	2,390.2
Investment in unconsolidated affiliate	210.0	207.1
Other assets	294.4	268.1

Total assets	$17,131.6	$17,484.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$506.9	$758.4
Current obligations under capital leases	38.1	40.6
Accounts payable	2,105.7	2,448.5
Accrued salaries and wages	405.2	450.3
Deferred income taxes	114.6	107.2
Other accrued liabilities	608.3	694.2

Total current liabilities	3,778.8	4,499.2

Long-term debt:
Notes and debentures	4,382.6	4,184.2
Obligations under capital leases	500.3	516.6

Total long-term debt	4,882.9	4,700.8

Deferred income taxes	268.2	249.6
Pension and postretirement benefit obligations	607.3	597.2
Accrued claims and other liabilities	655.6	651.7

Total liabilities	10,192.8	10,698.5

Stockholders’ equity
Common stock: par value $0.01 per share;
1,500 shares authorized; 591.2 and 590.7 shares issued	5.9	5.9
Additional paid-in capital	4,156.4	4,128.3
Treasury stock at cost; 174.8 and 161.8 shares	(5,027.1)	(4,776.8)
Accumulated other comprehensive loss	(159.9)	(228.7)
Retained earnings	7,963.5	7,657.5

Total stockholders’ equity	6,938.8	6,786.2

Total liabilities and stockholders’ equity	$17,131.6	$17,484.7

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	24 Weeks Ended
	June 20, 2009	June 14, 2008
OPERATING ACTIVITIES
Net income	$382.8	$427.7
Reconciliation to net cash flow used by operating activities:
Depreciation expense	532.7	512.1
Property impairment charges	25.4	25.7
Stock-based employee compensation	25.8	27.7
Excess tax benefit from exercise of stock options	—	(1.3)
LIFO expense	—	13.2
Equity in (earnings) loss of unconsolidated affiliate	(2.9)	4.0
Net pension expense	65.5	38.9
Contributions to pension plans	(18.9)	(21.6)
Loss on property retirements and lease exit costs	13.6	4.9
Increase in accrued claims and other liabilities	5.4	16.6
Amortization of deferred finance costs	2.2	2.3
Deferred income taxes	10.3	6.4
Other	14.6	1.8
Changes in working capital items:
Receivables	20.4	5.0
Inventories at FIFO cost	(36.7)	115.6
Prepaid expenses and other current assets	(61.1)	(27.0)
Income taxes	12.0	(12.0)
Payables and accruals	(120.8)	(245.0)
Payables related to third-party gift cards, net of receivables	(186.2)	(182.1)

Net cash flow provided by operating activities	684.1	712.9

INVESTING ACTIVITIES
Cash paid for property additions	(445.6)	(676.8)
Proceeds from sale of property	6.0	43.5
Other	(21.6)	(23.7)

Net cash flow used by investing activities	(461.2)	(657.0)

FINANCING ACTIVITIES
(Payments on) additions to short-term borrowings	(0.5)	5.0
Additions to long-term borrowings	530.5	449.5
Payments on long-term borrowings	(602.7)	(247.1)
Purchase of treasury stock	(250.3)	(174.7)
Dividends paid	(70.9)	(60.6)
Net proceeds from exercise of stock options	1.3	23.4
Excess tax benefit from exercise of stock options	—	1.3
Income tax refund related to prior years’ debt financing	—	2.8
Other	(0.2)	(0.4)

Net cash flow used by financing activities	(392.8)	(0.8)

Effect of changes in exchange rate on cash	6.5	(6.8)

(Decrease) increase in cash and equivalents	(163.4)	48.3

CASH AND EQUIVALENTS
Beginning of period	382.8	277.8

End of period	$219.4	$326.1

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	12 Weeks Ended			24 Weeks Ended
	June 20, 2009		June 14, 2008	June 20, 2009	June 14, 2008
Cash capital expenditures	$202.1		$303.7	$445.6	$676.8
Stores opened	1		3	2	4
Stores closed	3		3	6	7
Lifestyle remodels completed	36		46	46	68
Stores at end of period	1,735		1,740
Square footage (in millions)	80.4		80.2

Fuel sales	$620.7		$1,025.5	$1,125.3	$1,862.1
Number of fuel stations at end of period	384		366
(Decrease) increase in sales from change in Canadian exchange rate	$(216.4)		$132.2	$(517.8)	$346.3

TABLE 2: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
	(A+B-C) Rolling Four Quarters June 20, 2009		A Year Ended January 3, 2009	B 24 Weeks Ended June 20, 2009	C 24 Weeks Ended June 14, 2008
Net income	$920.4		$965.3	$382.8	$427.7
Add (subtract):
Income taxes	383.5		539.3	105.4	261.2
Interest expense	347.9		358.7	155.4	166.2
Depreciation	1,161.7		1,141.1	532.7	512.1
LIFO expense	21.7		34.9	—	13.2
Stock-based employee compensation	60.4		62.3	25.8	27.7
Property impairment charges	40.0		40.3	25.4	25.7
Equity in (earnings) loss of unconsolidated affiliate	(4.4)		2.5	(2.9)	4.0

Adjusted EBITDA	$2,931.2		$3,144.4	$1,224.6	$1,437.8

Total debt at June 20, 2009	$5,427.9
Less cash and equivalents in excess of $75.0 at June 20, 2009	144.4

Adjusted Debt	$5,283.5

Adjusted EBITDA as a multiple of interest expense	8.43	x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00	x

Adjusted Debt to Adjusted EBITDA	1.80	x
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50	x

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters June 20, 2009	A Year Ended January 3, 2009	B 24 Weeks Ended June 20, 2009	C 24 Weeks Ended June 14, 2008
Net cash flow provided by operating activities	$2,222.1	$2,250.9	$684.1	$712.9
Add (subtract):
Income taxes	383.5	539.3	105.4	261.2
Interest expense	347.9	358.7	155.4	166.2
Amortization of deferred finance costs	(5.0)	(5.1)	(2.2)	(2.3)
Excess tax benefit from exercise of stock options	0.2	1.5	—	1.3
Deferred income taxes	(175.6)	(171.7)	(10.3)	(6.4)
Net pension expense	(111.2)	(84.6)	(65.5)	(38.9)
Contributions to pension plans	31.1	33.8	18.9	21.6
Accrued claims and other liabilities	(13.2)	(24.4)	(5.4)	(16.6)
Gain (loss) on property retirements and lease exit costs	10.3	19.0	(13.6)	(4.9)
Changes in working capital items	252.4	225.5	372.4	345.5
Other	(11.3)	1.5	(14.6)	(1.8)

Adjusted EBITDA	$2,931.2	$3,144.4	$1,224.6	$1,437.8

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW*
	24 Weeks Ended		12 Weeks Ended
	June 20, 2009	June 14, 2008	June 20, 2009	June 14, 2008
Net cash flow provided by operating activities, as reported	$684.1	$712.9	$835.1	$754.1
Decrease (increase) in payables related to third-party gift cards, net of receivables	186.2	182.1	(30.9)	(25.8)

Net cash flow from operating activities, as adjusted	870.3	895.0	804.2	728.3
Net cash flow used by investing activities	(461.2)	(657.0)	(208.4)	(286.3)

Free cash flow	$409.1	$238.0	$595.8	$442.0

	Forecasted Range Fiscal 2009
Net cash flow from operating activities, as adjusted	$2,100.0	$2,250.0
Net cash flow used by investing activities	(1,000.0)	(950.0)

Free cash flow	$1,100.0	$1,300.0

*	Excludes cash flow from payables related to third-party gift cards, net of receivables. Cash from the sale of third-party gift cards is held for a short period of time and then remitted, less Safeway’s commission, to card partners. Because this cash flow is temporary it is not available for other uses, and is therefore excluded from the company’s calculation of free cash flow.

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Unaudited)

TABLE 5: SAME-STORE SALES

	Second Quarter 2009
	Comparable- Store Sales Decreases	Identical- Store Sales Decreases*
As reported	-5.5%	-5.6%
Excluding fuel sales	-1.5%	-1.5	%**

*	Excludes replacement stores.
**	Negative 2.2% after excluding the weeks affected by the shift in Easter holiday sales.